Exhibit 8.2

Skadden Arps, Slate, Meagher & Flom LLP

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BEIJING
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November 8, 2016	LONDON
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SEOUL
SHANGHAI
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AEP Industries Inc.

95 Chestnut Ridge Road

Montvale, New Jersey 07645

Ladies and Gentlemen:

We have acted as special counsel to AEP Industries Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (File No. 333-213803) of Berry Plastics Group, Inc., a Delaware corporation (“Parent”), filed on September 26, 2016 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 24, 2016, by and among Parent, Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned Subsidiary of Holdings (“Merger Sub”), Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Holdings that is treated as disregarded from its owner for federal income tax purposes (“Merger Sub LLC,” and together with Parent, Holdings, and Merger Sub, the “Berry Parties”) and the Company pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “First-Step Merger”), and, immediately thereafter, the Company will merge with and into Merger Sub LLC with Merger Sub LLC surviving (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”). This opinion is being delivered in connection with the Registration Statement. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the representation letters of officers of Parent, on behalf of the Berry Parties, and the Company (the “Representation Parties”) delivered to us for purposes of this

AEP Industries Inc.

November 8, 2016

opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers of the Representation Parties and that we will render our opinion pursuant to Section 6.3(d) of the Merger Agreement, each on the Closing Date.

In rendering our opinion, we have assumed that (i) the Integrated Mergers will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Integrated Mergers. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Consequences,” it is our opinion that, under current law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, with the United States federal income tax consequences to holders of Company Common Stock as described in the Registration Statement under the heading “United States Federal Income Tax Consequences—

AEP Industries Inc.

November 8, 2016

United States Federal Income Tax Consequences of the Mergers with No Alternative Funding Election.”

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Integrated Mergers and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the heading “United States Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP